Exhibit 10.1

THIRD AMENDMENT TO LEASE AGREEMENT
This Third Amendment to Lease (this “Amendment”), dated for reference purposes only as of     , 2026, is entered into by and between Harvey E. Chapman, Jr., Trustee of the Harvey E. Chapman, Jr. Living Trust under Trust Agreement dated July 17, 2006, Colleen C. Badell, Trustee of the Colleen C. Badell Living Trust under Trust Agreement dated July 17, 2006, Cynthia Raiser Jeavons, Trustee of The Cynthia Raiser Trust under agreement dated November 14, 2025, Jennifer M. Raiser, Trustee of The Jennifer Magdalene Raiser Trust under agreement dated November 17, 2025, and Phillip H. Raiser, Trustee of The Phillip H. Raiser Trust under agreement dated November 13, 2025, as tenants in common (individually and collectively, “Landlord”), and RingCentral, Inc., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease dated September 25, 2014 (the “Original Lease”), as amended by that certain First Amendment to Lease dated January 9, 2015 and that certain Second Amendment to Lease (the “Second Amendment”) dated August 6, 2020 (the Original Lease as so amended are herein together referred to as the “Existing Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain premises located at 20 Davis Drive, Belmont, California 94002 and more particularly described in the Existing Lease.
B.    Tenant has exercised its option to extend the term of the Lease for the “Second Extended Term” in accordance with Section 6 of the Second Amendment.
C.    Landlord and Tenant now wish to amend the Existing Lease to provide for the foregoing extension of the term of the Lease on the terms and conditions set forth herein.
AGREEMENT
In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Recitals; Definitions. The foregoing Recitals are incorporated in and made a part of this Amendment. All capitalized terms used herein but not specifically defined shall be deemed to have the meanings ascribed to such terms in the Existing Lease. From and after the date of this Amendment, all references in the Existing Lease or in this Amendment to the “Lease” shall hereafter mean and refer to the Existing Lease together with and as modified by this Amendment.
2.    Second Extension of Lease Term. The Term of the Existing Lease is hereby extended for five (5) additional years (the “Second Extension Term”), commencing on August 1, 2026, and, unless earlier terminated pursuant to the terms of the Lease, shall terminate on July 31, 2031 (the “Second Extension Term Expiration”). All references in the Lease to the Term and the Term Expiration shall be deemed to refer to the Term as extended by the Second Extension Term and the Second Extension Term Expiration, respectively. Tenant shall have no further right to extend the Term of the Lease beyond the Second Extension Term Expiration. Without limiting the foregoing, Landlord and Tenant acknowledge and agree that (a) Tenant previously exercised the option to extend the Term of the Lease under Section 43 of the Original Lease and

(b) the extension of the Lease for the Second Extension Term as provided in this Section 2 is pursuant to Tenant’s exercise of the option to extend the Term of the Lease under Section 6 of the Second Amendment. Accordingly, the provisions of Section 43 of the Original Lease and Section 6 of the Second Amendment shall be of no further force and effect.
3.    Base Rent. The monthly Base Rent for the first twelve (12) months of the Extension Term shall be $3.70 per rentable square foot for a total of $311,347.60 per month and shall increase annually thereafter by three percent (3%) for the balance of the Extension Term. Therefore, (a) from August 1, 2027 through July 31, 2028, the monthly Base Rent shall be
$320,688.03 (equal to $3.81 per rentable square foot), (b) from August 1, 2028 through July 31, 2029, the monthly Base Rent shall be $330,308.67 (equal to $3.93 per rentable square foot), (c) from August 1, 2029 through July 31, 2030, the monthly Base Rent shall be $340,217.93 (equal to $4.04 rentable square foot), and (d) from August 1, 2030 through July 31, 2031, the monthly Base Rent shall be $350,424.47 (equal to $4.16 per rentable square foot). For avoidance of doubt, during the Second Extension Term, Tenant shall continue to pay to Landlord, in addition to the Monthly Base Rent due hereunder, all Additional Charges in accordance with the terms and provisions of the Lease.
4.    Landlord Repairs/Improvements to Building & Operating Expenses.
(a)    Elevator Modernization. Landlord and Tenant acknowledge that a dispute has arisen between the parties as to whether certain costs for elevator modernization amortization totaling $78,195.77 (the “Elevator Modernization Costs”) were properly included as Operating Expenses for calendar years 2021 through 2025. As of the date of this Amendment, Landlord and Tenant agree Landlord has reimbursed Tenant in full for the Elevator Modernization Costs previously paid by Tenant as part of Operating Expenses for calendar years 2021 through 2025. Accordingly, Tenant hereby generally releases and forever discharges Landlord and its trustees, partners, lenders, associates, affiliates, employees, and agents from and against any and all claims in contract or equity, including any present or future demands for reimbursement or claims for credits or offsets, claims for interest on principal, costs (including reasonable attorneys’ fees) or any other monetary claims now or hereafter occurring related to or in connection with the Elevator Modernization Costs and/or the prior inclusion of the same in Operating Expenses for calendar years 2021 through 2025 (collectively, “Claims”). As to only the Claims expressly released pursuant to the foregoing sentence, Tenant expressly waives the provisions of California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Tenant’s Initials: JM

(b)    Landlord’s VDSA System Repairs. Landlord shall repair the Vesda Detection System Alarm (or “VDSA”) System at Landlord’s sole cost and expense. Landlord and Tenant agree that Operating Expenses under the Lease shall not include any costs and expenses incurred by Landlord in repairing the existing VDSA system at the Building and the parties shall mutually cooperate with each other so Landlord’s work to repair the VDSA system may be performed in a timely manner. Notwithstanding the foregoing, the parties agree that (i) Tenant shall be obligated to reimburse Landlord for any costs and expenses incurred by Landlord to repair any future loss or damage to the VDSA system at the Building to the extent that any such loss or damage was caused by Tenant or its employees, agents or contractors, (ii) whichever contractor is hired to perform the work shall be fully bonded and licensed in good standing, and carry sufficient general liability insurance having policy limits to cover any foreseeable risks associated with its work, and the parties agree that such policy limits shall have no less than $1 million each occurrence and $2 million general aggregate while naming both Landlord and Tenant as additional insureds on its policy of insurance, (iii) Landlord shall use commercially reasonable efforts to obtain an agreement from such contractor to fully defend and indemnify Tenant from any third party claims, causes of action or losses from contractor’s work, and (iv) Landlord shall use commercially reasonable efforts to obtain commercially reasonable warranties from its contractor with respect to its repair work on the VDSA and any equipment manufacturer providing replacement parts for the VDSA repairs. Notwithstanding the foregoing or anything contrary contained in the Lease, if any defects to the VDSA or its repair in accordance with this Section 4(b) are discovered during the Second Extension Term, then Landlord shall promptly cure such defects at its sole cost and expense.
5.    Landlord’s HVAC Work. Landlord, at Landlord’s sole cost and expense, shall install a new, dedicated HVAC system to serve the Boardwalk conference room and CEO office (collectively, the “Landlord’s HVAC Work”). Landlord and Tenant further agree that Operating Expenses under the Lease shall not include any costs and expenses incurred by Landlord in performing Landlord’s HVAC Work. The HVAC system currently proposed is a Mitsubishi system equipped with a smart thermostat (Honeywell TC 500 Commercial Thermostat), which will provide Tenant with direct, tenant-side remote control of temperature and scheduling from a phone, tablet, or computer and shall be configured to allow for at least two (2) zones – one for the Boardwalk conference room and one for the CEO office - to be controlled independently, with separate thermostats and individually programmable temperature settings for each space/zone (the “Proposed System”). Tenant approves and accepts such Proposed System subject to Landlord’s written confirmation prior to installation that: (i) Tenant will hold the primary administrator credentials for the system; and (ii) the scope of any Landlord or Building management system access, if any, is clearly defined between the parties. Landlord and Tenant shall mutually cooperate and further supplement or modify the Lease, if necessary, so that the scope of any Landlord or Building management system access, if any, is clearly defined between the parties. Landlord shall use commercially reasonable, good faith efforts to complete the Landlord’s HVAC Work on or before September 15, 2026 (the “HVAC Completion Deadline”). In furtherance of the foregoing, Tenant shall provide Landlord and its agents and contractors with access to the Premises as is reasonably required in order to timely complete the Landlord’s HVAC Work by the HVAC Completion Deadline. However, Landlord acknowledges that Tenant shall be using the Boardwalk conference room fairly extensively during the last week of July 2026 and, as a result, Landlord shall perform Landlord’s HVAC Work from and after August 1, 2026. Similar to Landlord’s work to the VDSA System (see Paragraph 4 above), Landlord and Tenant agree that (a) whichever contractor is hired to perform Landlord’s HVAC Work shall be fully bonded and licensed in good standing, and carry sufficient general liability insurance having policy limits to cover any foreseeable risks associated with its work, and the parties agree that such policy limits shall have no less than $1 million each occurrence and $2 million general aggregate while naming both Landlord and Tenant as additional insureds on its policy of insurance, and (b) Landlord shall use commercially reasonable efforts to obtain an agreement from such contractor to fully defend and indemnify Tenant from any third party claims, causes of action or losses from contractor’s work. Additionally, Landlord shall use commercially reasonable efforts to obtain commercially reasonable warranties from its contractor with repect to its performance of the Landlord’s HVAC Work and from the manufacturer of the HVAC system installed as part of Landlord’s HVAC Work. Notwithstanding the foregoing or anything contrary contained in the Lease, if any defects in the Landlord’s HVAC Work or the HVAC system installed as part of Landlord’s HVAC Work are discovered during the Second Extension Term, then Landlord shall promptly cure such defects at its sole cost and expense. Strictly on condition that (i) Landlord’s HVAC Work is performed by the HVAC Completion Deadline (subject to any delays beyond Landlord’s reasonable control), and (ii) Landlord, including any of its authorized agents/contractors use commercially reasonable efforts to minimize, to the extent reasonably possible, any interference with or disruption to Tenant’s use of and access to the Premises in the course of Landlord’s performance of the Landlord’s HVAC Work, then Tenant waives any and all rent offsets and/or claims of constructive eviction or damage to or interference with Tenant’s business or inconvenience or annoyance (including without limitation, any and all consequential damages or interruption or loss of business, income or profits) which may arise in connection with such access or construction activities.
6.    CASp Disclosure. As required by Section 1938(a) of the California Civil Code, Landlord discloses to you that the Premises have not undergone inspection by a Certified Access Specialist (“CASp”). As required by Section 1938(e) of the California Civil Code, Landlord also states that:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
7.    Brokers. Landlord and Tenant hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Cushman & Wakefield and Coldwell Banker (collectively, “Landlord’s Broker”), who represents Landlord in connection with this Amendment, and Newmark Knight Frank (“Tenant’s Broker”), who represents Tenant in connection with this

Amendment. Landlord shall compensate Landlord’s Broker and Tenant’s Broker pursuant to the terms of a separate agreement between Landlord and Landlord’s Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party.
8.    Base Year – Landlord and Tenant agree, commensurate with Paragraph 43(b) of the Existing Lease, that the Base Year for the Second Extended Term shall be the calendar year in which the Second Extended Term commences.

9.    Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. The parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (i) to the extent a party signs this Amendment using electronic signature technology, by clicking “sign”, such party is signing this Amendment electronically and (ii) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures
10.    No Other Modification; Conflicts. Landlord and Tenant agree that, except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties
(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TENANT:		LANDLORD:
RINGCENTRAL, INC.,
a Delaware corporation
/s/ Harvey E. Chapman
By:	/s/ John Marlow	Harvey E. Chapman, Jr., Trustee of the Harvey E.
Chapman, Jr., Living Trust under Trust Agreement dated July 17, 2006

Name:	John Marlow
Its:	Chief Administrative Officer
/s/ Colleen C. Badell
Colleen C. Badell, Trustee of the Colleen C. Badell Living Trust under Trust Agreement dated July 17, 2006

/s/ Cynthia Raiser Jeavons
Cynthia Raiser Jeavons, Trustee of The Cynthia Raiser Trust under agreement dated November 14, 2025

/s/ Jennifer M. Raiser
Jennifer M. Raiser, Trustee of The Jennifer Magdalene Raiser Trust under agreement dated November 17, 2025

/s/ Phillip H. Raiser
Phillip H. Raiser, Trustee of The Phillip H. Raiser Trust under agreement dated November 13, 2025